Exhibit 99.7

February 6, 2026

Division of Corporation Finance
Office of Technology
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Gravity AI Registration Statement on Form F-1 Application for Waiver of Requirements of Form 20-F, Item 8.A.4

I am the Chief Financial Officer of Gravity AI, a Cayman Islands company (the “Company”). The Company has publicly filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-1, as amended (the “Registration Statement”) relating to a proposed initial public offering (“IPO”) of the Company’s Ordinary Shares. This letter respectfully requests a waiver of the requirements of Item 8.A.4 of Form 20-F.

The Registration Statement at the time of effectiveness will contain audited financial statements for the two years ended December 31, 2023 and 2024 in accordance with the standards of PCAOB, and unaudited U.S. GAAP financial statements for the six months ended June 30, 2024 and 2025. Item 8.A.4 of Form 20-F, which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-1, states that because this is the Company’s initial public offering (“IPO”), it must have audited financial statements of a date not older than 12 months from the date of the offering unless a waiver is obtained. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

Instruction 2 to Item 8.A.4 of Form 20-F provides that the Commission will waive the 12-month age of financial statements requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.” See also the Staff’s 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) at Section III.B.c, in which the Staff notes:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

We hereby respectfully request that the Staff of the Commission waive the requirement of Item 8.A.4 of Form 20-F. In connection with this request, we, as counsel to the Company, represent to the Commission that:

1. The Company is not currently a public reporting company in any other jurisdiction.

2. The Company is not required by any jurisdiction outside the United States to file any consolidated financial statements, audited under any generally accepted auditing standards.

3. Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4. The Company does not anticipate that its audited financial statements for the year ended December 31, 2025 will be available until March 31, 2026.

5. In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

Please do not hesitate to contact Hemant Kumar Bhatt at +65 62352573 if you have any questions regarding the foregoing or if we can provide any additional information

Very truly yours,

/s/ Hemant Kumar Bhatt
Hemant Kumar Bhatt
Chief Financial Officer